Exhibit 10.1

CREDIT AGREEMENT

BETWEEN

LINENS ‘N THINGS CANADA CORP.
 as Borrower

AND

LINENS ‘N THINGS, INC.
as Guarantor

AND

NATIONAL CITY BANK, CANADA BRANCH
 as Administrative Agent

AND

THE FINANCIAL INSTITUTIONS
from time to time parties hereto

as Lenders

AND

NATIONAL CITY BANK, CANADA BRANCH
 as Lead Arranger

MADE AS OF

July 29, 2005

McCarthy Tétrault LLP

TABLE OF CONTENTS

Article 1 - INTERPRETATION	1
1.01 Definitions	1
1.02 Accounting Principles	12
1.03 Interest Calculations and Payments	12
1.04 Interest Act (Canada)	12
1.05 Currency	12
1.06 Conflicts	12
1.07 Schedules	12

Article 2 - THE CREDIT FACILITY	13
2.01 The Credit Facility	13
2.02 Swingline Facility	13
2.03 Purpose of Credit Facility	15
2.04 Manner of Borrowing	15
2.05 Revolving Nature of Credit Facility	15
2.06 Drawdowns, Conversions and Rollovers	15
2.07 Administrative Agent’s Obligations with Respect to Loans	16
2.08 Lenders’ and Administrative Agent’s Obligations with Respect to Loans	16
2.09 Irrevocability	16
2.10 Cancellation or Reduction of Credit Facility	16
2.11 Account of Record	16

Article 3 - DISBURSEMENT CONDITIONS	17
3.01 Conditions Precedent to First Advance	17
3.02 Conditions Precedent to all Advances	19
3.03 Waiver	19

Article 4 - PAYMENTS OF INTEREST AND STANDBY FEES	20
4.01 Interest on Prime Rate Loans	20
4.02 Facility Fee	20
4.03 Agency Fees	20
4.04 Structuring and Arrangement Fees	20
4.05 Upfront Fees	21
4.06 Interest on Other Amounts	21

Article 5 - BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT	21
5.01 Bankers’ Acceptances	21
5.02 Letters of Credit	23

Article 6 - REPAYMENT	27
6.01 Mandatory Repayment - Credit Facility	27

- ii -

Article 7 - PLACE AND APPLICATION OF PAYMENTS	27
7.01 Place of Payment of Principal, Interest and Fees	27
7.02 Netting of Payments	27

Article 8 - REPRESENTATIONS AND WARRANTIES	28
8.01 Representations and Warranties	28
8.02 Survival and Repetition of Representations and Warranties	32

Article 9 - COVENANTS	32
9.01 Positive Covenants	32
9.02 Reporting Requirements	35
9.03 Negative Covenants	35

Article 10 - DEFAULT	36
10.01 Events of Default	36
10.02 Acceleration and Enforcement	38
10.03 Payment of Bankers’ Acceptances and Letters of Credit	38
10.04 Remedies Cumulative	39
10.05 Perform Obligations	39

Article 11 - THE ADMINISTRATIVE AGENT AND THE LENDERS	39
11.01 Payments by the Borrower	39
11.02 Payments by Administrative Agent	40
11.03 Administration of the Credits	41
11.04 Rights of Administrative Agent	43
11.05 Representations, Acknowledgements and Covenants of Lenders	44
11.06 Provisions Operative Between Lenders and Administrative Agent Only	44

Article 12 - GENERAL	45
12.01 Addresses, Etc. for Notices	45
12.02 Governing Law and Submission to Jurisdiction	45
12.03 Judgment Currency	45
12.04 Survival	46
12.05 Severability	46
12.06 Further Assurances	46
12.07 Amendments and Waivers	46
12.08 Time of the Essence	47

CREDIT AGREEMENT

THIS AGREEMENT is made as of July 29, 2005

B E T W E E N:

LINENS ‘N THINGS CANADA CORP., a Nova Scotia unlimited liability corporation (the “Borrower”),

- and -

LINENS ‘N THINGS, INC., a corporation incorporated under the laws of the State of Delaware (hereinafter referred to as the “Guarantor”)

- and -

NATIONAL CITY BANK, CANADA BRANCH, in its capacity as agent for the Lenders (the “Administrative Agent”),

- and -

THE FINANCIAL INSTITUTIONS from time to time party to this Agreement and designated as Lenders on the signatures pages hereto (each, a “Lender”, and collectively, the “Lenders”).

          WHEREAS the Borrower has requested the Credit Facility and the Lenders have agreed to provide the Credit Facility to the Borrower on the terms and conditions herein set forth; and

          WHEREAS National City Bank, Canada Branch will be the Administrative Agent as contemplated by Section 7.1 of Schedule A;

          NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01   Definitions

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” has the meaning set out in Schedule A.

“Agent’s Office” means the branch of the Administrative Agent located at 130 King Street West, Suite 2140, Toronto, Ontario, M5X 1E3, or such other office that the Administrative Agent may from time to time designate by notice to the Borrower and the Lenders.

“Agreement” means this credit agreement, including its recitals and schedules.

“Applicable Law” has the meaning set out in Schedule A.

“Applicable Margin” means the percentage rate per annum determined in accordance with the applicable table below:

Facility	Prime Rate	BA Stamping	Standby Letter of	Commercial Letter
Fee	Margin	Fee Rate	Credit Fee Rate	of Credit Fee Rate

0.25%	0%	1.25%	1.25%	0.625%

“Applicable Percentage” has the meaning set out in Schedule A.

“BA Discount Proceeds” means, with respect to a particular Bankers’ Acceptance, the following amount:

       F
1+D x T
365

where

F	means the face amount of such Bankers’ Acceptance;

D	means the applicable BA Discount Rate for such Bankers’ Acceptance; and

T	means the number of days to maturity of such Bankers’ Acceptance,

with the amount as so determined being rounded up or down to the fifth decimal place and 0.000005 being rounded up.

“BA Discount Rate” means, (a) for Schedule I Lenders, the average (as it appears on the Reuters Screen CDOR Page) Bankers’ Acceptance Rate of the Schedule I Reference Lenders for a period identical to the term to maturity of the relevant Bankers’ Acceptance, and (b) for Schedule II Lenders, the lesser of (i) the average (as determined by the Administrative Agent) of the discount rates of the Schedule II Reference Lenders for a period identical to the term to maturity of the relevant Bankers’ Acceptance, and (ii) the sum of (x) the BA Discount Rate for Schedule I Lenders determined in accordance with clause (a) above and (y) 1.25% per annum.

“BA Equivalent Note” has the meaning set out in Section 5.01(1) .

“BA Lender” means any Lender that is a bank chartered under the Bank Act (Canada) and that has not notified the Administrative Agent in writing that it is unwilling or unable to accept Drafts as provided for in Article 5.

“BA Stamping Fee” means the amount calculated by multiplying the face amount of a Bankers’ Acceptance or a BA Equivalent Note by the BA Stamping Fee Rate and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers’ Acceptance or purchase of such BA Equivalent Note by a Lender up to but excluding the maturity date of such Bankers’ Acceptance or BA Equivalent Note, and the denominator of which is the number of days in the calendar year in question.

“BA Stamping Fee Rate” means, with respect to a Bankers’ Acceptance or a BA Equivalent Note, the applicable percentage rate per annum indicated below the reference to “BA Stamping Fee Rate” in the definition of “Applicable Margin”.

“Bankers’ Acceptance” means a depository bill, as defined in the Depository Bills and Notes Act (Canada), in Canadian dollars that is in the form of a Draft signed by the Borrower and accepted by a BA Lender as contemplated under Section 5.01, or for Lenders not participating in clearing services as contemplated in that Act, a draft or other bill of exchange in Canadian Dollars that is signed on behalf of the Borrower and accepted by a Lender, and each reference to a “banker’s acceptance” in Schedule A shall be treated as a reference to a “Bankers’ Acceptance”.

“Borrower’s Counsel” means Minden Gross Grafstein & Greenstein LLP or such other firm of legal counsel as the Borrower may from time to time designate and that is acceptable to the Administrative Agent.

“Business Day” means a day of the year, other than a Saturday, Sunday or statutory holiday, on which the Administrative Agent is open for business at its executive offices in Toronto, Ontario and Cleveland, Ohio.

“Canadian Dollars” and “Cdn.$” mean the lawful money of Canada.

“Capital Lease” means a capital lease or a lease which should be treated as a capital lease under GAAP.

“CDOR” means, for any day and relative to Canadian Dollar Bankers’ Acceptances or BA Equivalent Notes, the stated average of the annual rates that appears on the Reuters Screen CDOR page with respect to banks named in Schedule I to the Bank Act (Canada) as of at 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the next preceding Business Day) for bankers acceptances issued on that day for a term equal or comparable to the term of such Canadian Dollars Bankers’ Acceptances or BA Equivalent Notes, provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such day, CDOR for such day will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1% with 5/1,000 of 1% being rounded up) as of 10:00 a.m. on such day at which the Administrative Agent is then offering to purchase bankers’ acceptances accepted by it having a comparable aggregate face amount and identical maturity date to the aggregate face amount and maturity date of such Bankers’ Acceptances or BA Equivalent Notes, as the case may be.

“Closing Date” means July 29, 2005.

“Commercial Letter of Credit Fee Rate” means, for any period, with respect to a commercial Letter of Credit, the percentage rate per annum applicable to that period as set out below the heading “Commercial Letter of Credit Fee Rate” in the definition of “Applicable Margin”.

“Commitment” means, in respect of each Lender with respect to a particular Credit Facility, the amount specified with respect to such Lender in Schedule B (which will be amended and distributed to all parties by the Administrative Agent from time to time as other persons become Lenders), being the sum of the maximum aggregate amount of (a) Loans which such Lender is obliged to make, and (b) such Lender’s participations in Letters of Credit, as such amount may be reduced from time to time by such Lender’s Applicable Percentage of the amount of any permanent repayments, reductions or prepayments required or made hereunder.

“Compliance Certificate” means the certificate required pursuant to Section 9.02(3), substantially in the form attached as Schedule 1.01(A), signed by any one of the President, a Senior Vice-President or the Chief Financial Officer of the Borrower.

“Contracts” means agreements, franchises, leases, easements, servitudes, privileges and other rights acquired from Persons other than governments.

“Conversion” means a conversion of a Loan pursuant to Section 2.06.

“Conversion Date” means the date specified by the Borrower in a Conversion Notice as being the date on which the Borrower has elected to convert one type of Loan into another type of Loan and which will be a Business Day.

“Conversion Notice” means a Notice, substantially in the form attached hereto as Schedule 1.01(B), to be given to the Administrative Agent by the Borrower pursuant to Section 2.06.

“Credit Facility” has the meaning set out in Section 2.01.

“Default” has the meaning set out in Schedule A.

“Disposition” means any sale, assignment, transfer, conveyance, lease, license or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property that is out of the ordinary course of business of the particular Person, and the verb “Dispose” shall have a corresponding meaning.

“Draft” has the meaning set out in Section 5.01.

“Drawdown” means

(i)    the advance of a Prime Rate Loan;

(ii)    the issue of one or more Bankers’ Acceptances or BA Equivalent Notes; or

(iii)    the issue of one or more Letters of Credit.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof.

“Drawdown Notice” means a notice, substantially in the form attached hereto as Schedule 1.01(C), to be given to the Administrative Agent by the Borrower pursuant to Section 2.06.

“Encumbrance” means, with respect to any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any consignment by way of security or Capital Lease of Property by such Person as consignee or lessee, as the case may be, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or other obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, including, but not limited to (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; and (c) Hazardous Materials.

“Environmental Liability” means any liability of the Obligors arising from the breach of any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder, as the same may be amended from time to time.

“Event of Default” has the meaning set out in Section 10.01.

“Existing Credit Facility” means the credit facility provided by way of a credit agreement dated as of June 20, 2001 between National City Bank, Canada Branch and the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” has the meaning set out in Schedule A.

“Guarantee” means the guarantee dated as of the date hereof by the Guarantor in favour of the Administrative Agent and the Lenders as such guarantee may be amended, supplemented, restated or replaced from time to time.

“Hazardous Materials” means any substance, product, waste, residue, pollutant, material, chemical, contaminant, dangerous good, constituent or other material that is or becomes listed, regulated, defined or addressed under or subject to any Environmental Law, including, without limitation, asbestos, petroleum, tailings, mining residue, polychlorinated biphenyls and radioactive materials.

“Interbank Reference Rate” means the interest rate expressed as a percentage per annum which is customarily used by the Administrative Agent when calculating interest due by it or owing to it arising from the correction of errors and other adjustments between it and other Canadian chartered banks.

“Interest Payment Date” means, with respect to each Prime Rate Loan, the first Business Day of each calendar month.

“Interest Period” means

(i)	with respect to each Prime Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and ending on the date selected by the Borrower for the Conversion of such Loan into another type of Loan or for the repayment of such Loan; and

(ii)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of one, two, three or six months duration commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan;

provided that in any case the last day of each Interest Period shall be also the first day of the next Interest Period and further provided that the last day of each Interest Period shall be a Business Day. If the last day of an Interest Period selected by the Borrower is not a Business Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period otherwise selected unless such next following Business Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next preceding the last day of the Interest Period otherwise selected and further provided that the last Interest Period hereunder shall expire on or prior to the Maturity Date.

“Issuing Bank” means that Lender identified from time to time as the Issuing Bank in Schedule B.

“Judgment Conversion Date” has the meaning set out in Section 12.03(1) .

“Judgment Currency” has the meaning set out in Section 12.03(1) .

“Lenders” means the Persons from time to time party to this Agreement and identified as either a Lender, a Swingline Lender or the Issuing Bank in Schedule B, and reference to “Lender” in this Agreement may mean that Lender in its capacity as a Lender, Swingline Lender or Issuing Bank, as the case may be, if the context so requires, and “Lender” means any one of the Lenders.

“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Administrative Agent may from time to time designate.

“Lending Office” means, with respect to a particular Lender, the branch or office specified in Schedule B from which such Lender makes advances and to which the Agent disburses payments received for the benefit of such Lender.

“Letter of Credit” means a standby letter of credit or a commercial letter of credit issued or deemed to be issued by the Issuing Bank pursuant to the Credit Facility at the request and for the account of the Borrower under this Agreement.

“Loan” has the meaning set out in Schedule A.

“Loan Documents” means (a) this Agreement, (b) the Guarantee and (c) all present and future agreements, documents, certificates and instruments delivered by any Obligor to the Administrative Agent or the Lenders pursuant to or in respect of this Agreement or the Guarantee, in each case as the same may from time to time be amended, and “Loan Document” means any one of the Loan Documents.

“Material Adverse Change” means, with respect to an Obligor, any change having a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or other) of such Obligor or the ability of such Obligor to carry on its business or a significant part of its business, which would reasonably be expected to result in, or has resulted in an impairment of the ability of such Obligor to perform any of its Obligations, as determined by the Required Lenders, acting reasonably.

“Material Contracts” means, with respect to a particular Obligor, all contracts to which such Person is a party or by which it is bound or may hereafter become a party or be bound, the breach or default of which would result in a Material Adverse Change, and “Material Contract” means any one thereof.

“Material Licenses” means, collectively, any licence, permit or approval issued by any Governmental Authority, or any applicable stock exchange or securities commission, to the Borrower, and which is at any time on or after the date of this Agreement,

(i)	necessary or material to the business and operations of the Borrower or to the listing of its securities, the breach or default of which would result in a Material Adverse Change, or

(ii)	designated or accepted by the Administrative Agent, in the discretion of the Administrative Agent, acting reasonably as a Material License, provided that the Administrative Agent has notified the Borrower of its designation of the license, permit or approval as a Material License.

“Maturity Date” means July 29, 2008 being the date on which the Commitment of each Lender will expire.

“Non BA Lender” means any Lender which is not a BA Lender.

“Non-Schedule I Lenders” means those banks that are chartered under the Bank Act (Canada) and are not named in Schedule I thereto, and “Non-Schedule I Lender” means each such bank.

“Non-Schedule I Reference Lenders” means, collectively, up to three Non-Schedule I Lenders selected by the Administrative Agent, in its discretion, as being in the opinion of the Administrative Agent representative of the Non-Schedule I Lenders.

“Obligations” means all obligations of the Borrower to the Administrative Agent, the Lenders, or any of them, under or in connection with this Agreement or the other Loan Documents, including all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Administrative Agent or the Lenders, or any of them, in any currency or remaining unpaid by the Borrower to the Administrative Agent or the Lenders, or any of them, under or in connection with this Agreement or the other Loan Documents whether arising from dealings between the Administrative Agent or the Lenders, or any of them, and the Borrower or from any other dealings or proceedings by which the Administrative Agent or the Lenders, or any of them, may be or become in any manner whatever a creditor of the Borrower pursuant to this Agreement or the other Loan Documents, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, fees, legal and other costs, charges and expenses and for greater certainty includes all indebtedness, liabilities and obligations owing by the Borrower to any Lender with respect to any treasury hedging products.

“Obligors” has the meaning set out in Schedule A.

“Officer’s Certificate” means a certificate signed by any one of the President, a Senior Vice-President, the Chief Financial Officer or the Treasurer of the Borrower or the Guarantor, as the case may be, or by any other senior officer of the Borrower or the Guarantor acceptable to the Administrative Agent.

“Organizational Documents” means, with respect to any Person, such Person’s articles, memorandum or other charter documents, partnership agreement, joint venture agreement, declaration of trust, trust agreement, by-laws, unanimous shareholder agreement, or any and all other similar agreements, documents and instruments pursuant to which such Person is constituted, organized or governed.

“Pension Plan” means (a) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees resident in Canada of an Obligor, (b) a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi employer plan as defined in Section 4001(a)(3) of ERISA), and to which an Obligor may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 or ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA, or (c) any other pension benefit plan or similar arrangement applicable to employees of an Obligor.

“Permitted Encumbrances” “Permitted Encumbrances” means, with respect to any Person, the following:

(i)	liens for taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(ii)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(iii)	licences, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) that do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(iv)	title defects, irregularities or other matters relating to title which are of a minor nature and that in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(v)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vi)	the Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(vii)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(viii)	the Encumbrance created by a judgement of a court of competent jurisdiction, as long as the judgement is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(ix)	any Encumbrance described in Schedule 1.01(D); and

(x)     such other Encumbrances as are agreed to in writing by the Required Lenders.

“Person” has the meaning set out in Schedule A.

“Prime Rate” means the greater of (a) the variable per annum reference rate of interest announced and adjusted by the Bank of Montreal from time to time for Canadian Dollar loans in Canada, and (b) the sum of (i) the rate of interest per annum that is equal to the Reuters Screen CDOR Page one month BA Discount Rate of the Administrative Agent expressed as an annual yield rate and (ii) 1.0% .

“Prime Rate Loan” means a Loan in or a Conversion into Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Prime Rate.

“Prime Rate Margin” means, for any period, the applicable percentage rate per annum applicable to that period as set out below the heading “Prime Rate Margin” in the definition of “Applicable Margin”.

“Property” means, with respect to any Person, all or any portion of that Person’s undertaking and property, both real and personal, including for greater certainty, any share in the capital of a corporation or ownership interest in any other Person material to the transactions contemplated by anyone or more of the Loan Documents.

“Release” means the release into the air, land, surface water or ground water.

“Required Lenders” means (a) if no Loans or Letters of Credit are outstanding under this Agreement, the Lenders holding at least 66 2/3% of the aggregate amount of Commitments, and (b) if any Loans or Letters of Credit are outstanding under this Agreement, the Lenders to which an amount in aggregate equal to at least 66 2/3% of such Loans and Letters of Credit is owed, the obligation owed to the Issuing Bank in respect of Letters of Credit being treated as an obligation owed to the participating Lenders pro rata.

“Requirements of Law” means, with respect to any Person, the Organizational Documents of such Person and any Applicable Law or any determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject and material to the transactions contemplated by one or more of the Loan Documents.

“Revolving Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Rollover” means the acceptance of a Bankers’ Acceptance in like principal amount upon the maturity of a Bankers’ Acceptance or a BA Equivalent Note for an additional Interest Period.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Bankers’ Acceptance or BA Equivalent Note that is being rolled over.

“Rollover Notice” means the notice, substantially in the form attached hereto as Schedule 1.01(E), to be given to the Administrative Agent by the Borrower in connection with the Rollover of a Bankers’ Acceptance or BA Equivalent Note.

“Schedule I Lenders” means those banks that are chartered under the Bank Act (Canada) and named in Schedule I thereto, and “Schedule I Lender” means each such bank.

“Schedule I Reference Lenders” means, collectively, Bank of Montreal and any other Schedule I Lender selected by the Administrative Agent in consultation with the Borrower.

“Standby Letter of Credit Fee” means, for any period, with respect to a Letter of Credit that is a standby Letter of Credit, the percentage rate per annum applicable to the period as set out below the heading “Standby Letter of Credit Fee Rate” in the definition of “Applicable Margin”.

“Subsidiary” means, at any time, with respect to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and will include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Swingline Facility” has the meaning set out in Section 2.02(1) .

“Swingline Lender” means that Lender identified from time to time as the Swingline Lender in Schedule B.

“Swingline Loan” has the meaning set out in Section 2.02(2) .

“Taxes” has the meaning set out in Schedule A.

“U.S. Compliance Certificate” means a compliance certificate required to be delivered by the Guarantor pursuant to Section 6.07(c) of the U.S. Credit Agreement.

“U.S. Credit Agreement” means the credit agreement dated as of November 23, 2004 by and among, inter alia, the Guarantor, certain subsidiaries of the Guarantor, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent for such lenders, as such agreement may be amended, supplemented, restated or replaced from time to time.

“U.S. Default” means a “default” or an “event of default” as those terms are defined under the U.S. Credit Agreement.

“Welfare Plan” means (a) a “welfare plan”, as such term is defined in Section 3(1) of ERISA, and (b) any other medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of an Obligor.

1.02   Accounting Principles

          Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Loan Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP.

1.03   Interest Calculations and Payments

          Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated using the nominal rate method of calculation and not the effective rate method of calculation or any other method that gives effect to the principle of deemed reinvestment of interest, and on the basis of a calendar year of 365 days or 366 days, as the case may be. Interest will continue to accrue after Maturity and default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

1.04   Interest Act (Canada)

          For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

1.05   Currency

          Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of Canada.

1.06   Conflicts

          In the event of a conflict between the provisions of the Agreement and the provisions of any of the other Loan Documents, then, unless such Loan Document or an acknowledgement from the Obligor and the Administrative Agent relative to such Loan Document expressly states that this Section 1.06 is not applicable to such Loan Document, notwithstanding anything else contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict.

1.07   Schedules

          The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Model Credit Agreement Provisions
Schedule B	-	Lenders and Commitments
Schedule 1.01(A)	-	Compliance Certificate
Schedule 1.01(B)	-	Conversion Notice
Schedule 1.01(C)	-	Drawdown Notice
Schedule 1.01(D)	-	Permitted Encumbrances
Schedule 1.01(E)	-	Rollover Notice
Schedule C	-	Opinion of Borrower’s Counsel
Schedule D	-	Opinion of Guarantor’s Counsel
Schedule E	-	Opinion of Nova Scotia Counsel
Schedule F	-	Pension Plan Disclosure

ARTICLE 2 - THE CREDIT FACILITY

2.01   The Credit Facility

          Subject to the terms and conditions of this Agreement, the Lenders establish in favour of the Borrower a revolving term facility (the “Credit Facility”), part of which includes the Swingline Facility, in an amount up to Cdn. $40,000,000, which facility will be available only during the Revolving Period.

2.02   Swingline Facility

          (1) Subject to the terms and conditions of this Agreement, the Swingline Lender establishes in favour of the Borrower a revolving term facility that is part of the Credit Facility on the terms set forth in this Section 2.02 (the “Swingline Facility”) up to the amount specified in Section 2.02(3).

          (2) At any time that the Borrower would be entitled to obtain Prime Rate Loans under the Credit Facility, the Borrower will be entitled to draw cheques on its Cdn. Dollar chequing account maintained from time to time with the Swingline Lender at the Lending Office of the Swingline Lender specified in Schedule B (or such other accounts with the Swingline Lender at such other Lending Office of the Swingline Lender as may be agreed upon by the Swingline Lender and the Borrower from time to time). The debit balance from time to time in any such account will be deemed to be a Prime Rate Loan outstanding to the Borrower from the Swingline Lender under the Credit Facility. If at any time the Borrower is a party to a cash concentration arrangement with the Swingline Lender, the amount of any overdraft from time to time in the Cdn. Dollar concentration account of the Borrower established pursuant to such arrangement (which for greater certainty may include one of the accounts identified above) will also be deemed to be a Prime Rate Loan outstanding to the Borrower from the Swingline Lender under the Credit Facility. A Prime Rate Loan from the Swingline Lender as contemplated by this Section 2.02(2), prior to such time as such Loan is repaid as contemplated by Section 2.02(4), or purchased as contemplated by Section 2.02(5), is referred to as a “Swingline Loan”.

          (3) The outstanding Cdn. Dollar amount of all Swingline Loans at any time may not exceed the lesser of:

(a)	Cdn. $3,000,000, and

(b)	the amount, if any, by which the limit of the Credit Facility at such time exceeds the Cdn. Dollar amount of all Loans (other than Swingline Loans) and the face amount of all Letters of Credit outstanding at such time under the Credit Facility.

          (4) At any time and from time to time in its discretion, the Swingline Lender may (but will not be obliged to) deliver a written notice to the Administrative Agent (which will thereupon deliver a similar notice to each of the Lenders) and to the Borrower, requiring repayment of a Swingline Loan. The Borrower will be deemed to have given at such time a Drawdown Notice to the Administrative Agent requesting Prime Rate Loans under the Credit Facility in an aggregate amount equal to the amount of such Swingline Loan. The Lenders will thereupon (irrespective of whether any condition precedent to a Loan has been satisfied, whether the amount of such Loan to be made available under the Credit Facility is less than, equal to or more than the minimum amount of a Loan required to be included in a Loan constituting such type of Loan under this Agreement, whether any Default or Event of Default has occurred or is continuing or whether any acceleration or enforcement action (including any termination of the Credit Facility and the Commitments) has occurred or commenced under any of the Loan Documents or otherwise or whether the Maturity Date has occurred) make such Prime Rate Loan under the Credit Facility and the Administrative Agent will apply the proceeds thereof in repayment of such Swingline Loan. The Administrative Agent will promptly notify the Borrower of any such Prime Rate Loans, and the Borrower agrees to accept each such Prime Rate Loan and hereby irrevocably authorizes and directs the Administrative Agent to apply the proceeds thereof in payment of the applicable Swingline Loan.

          (5) Without limiting Section 2.02(4), on the Maturity Date, or if an Event of Default has occurred and is continuing, each of the Lenders, other than the Swingline Lender, agrees that it will purchase from the Swingline Lender, and the Swingline Lender will sell to such Lenders, for cash, at par, without representation or warranty from or recourse against the Swingline Lender (and irrespective of whether any condition precedent to a Loan has been satisfied, any Default or Event of Default has occurred or is continuing or whether any acceleration or enforcement action (including any termination of the Credit Facility and the Commitments) has occurred or commenced under any of the Loan Documents or otherwise or whether the Maturity Date has occurred), on a pro rata basis, an undivided interest in all Swingline Loans then outstanding. The Administrative Agent, upon consultation with the applicable Lenders, will have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the Administrative Agent, to execute any document as attorney for any Lender in order to complete any such purchase. The Borrower and the Lenders acknowledge that the foregoing arrangements are to be settled by the Lenders among themselves, and the Borrower expressly consents to the foregoing arrangements between such Lenders.

          (6) Each of the Lenders agrees to indemnify and save harmless the Swingline Lender on a pro rata basis against all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses, payments or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Swingline Lender in any way related to or arising out of any Swingline Loan made by the Swingline Lender

(except for any such liabilities to the extent that they result from the gross negligence or wilful misconduct of the Swingline Lender).

2.03   Purpose of Credit Facility

          Loans under the Credit Facility will only be used to (i) permanently repay, on the Closing Date, the obligations of the Borrower under the Existing Credit Facility, (ii) to finance working capital associated with store expansions and (iii) for working capital and general corporate requirements in the ordinary course of business of the Borrower.

2.04   Manner of Borrowing

          The Borrower may (i) make Drawdowns, Conversions and Rollovers under the Credit Facility of Prime Rate Loans, Bankers’ Acceptances and BA Equivalent Notes and (ii) make Drawdowns and Conversions of Letters of Credit, provided that the face amount of all outstanding Letters of Credit may not exceed Cdn. $10,000,000.

2.05   Revolving Nature of Credit Facility

          Subject to the terms and conditions hereof, the Borrower may increase or decrease the amount of Obligations outstanding under the Credit Facility by making Drawdowns, repayments and further Drawdowns.

2.06   Drawdowns, Conversions and Rollovers

          (1) Subject to the provisions of this Agreement, the Borrower may (i) make Drawdowns hereunder, (ii) convert the whole or any part of any type of Loan into any other type of Loan, or (iii) rollover any Bankers’ Acceptances or BA Equivalent Note on the last day of the applicable Interest Period therefor, by giving the Administrative Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be.

          (2) The Borrower must give the Administrative Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, two (2) Business Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be. A Drawdown Date, Conversion Date and Rollover Date must be a Business Day.

          (3) Each Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, must be delivered to the Administrative Agent by the Borrower on or prior to 1:00 p.m. (Toronto time) on a Business Day.

          (4) Each Drawdown, Conversion or Rollover must:

(i)	in the case of Prime Rate Loans, be in a minimum principal amount of Cdn.$1,000,000 and increments of Cdn.$100,000; and

(ii)	in the case of Banker’s Acceptances, be in a minimum face amount of Cdn.$1,000,000 and increments of Cdn.$100,000.

          (5) The provisions of Sections 2.06(1), (2), (3) and (4) do not apply to Swingline Loans.

2.07   Administrative Agent’s Obligations with Respect to Loans

          Upon receipt of a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, the Administrative Agent will forthwith notify the Lenders of the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, of each Lender’s Applicable Percentage of such Loan or Letter of Credit, as the case may be, and, if applicable, the account of the Administrative Agent to which each Lender’s Applicable Percentage is to be credited.

2.08   Lenders’ and Administrative Agent’s Obligations with Respect to Loans

          Each Lender will, prior to 1:00 p.m. (Toronto time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, specified by the Borrower in a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, credit the Administrative Agent’s account specified in the Administrative Agent’s notice given under Section 2.07 with such Lender’s Applicable Percentage of any Loan to be advanced thereunder and by 1:00 p.m. (Toronto time) on the same date the Administrative Agent will advance to the Borrower the full amount of the amounts so credited.

2.09   Irrevocability

          Each Drawdown Notice, Conversion Notice and Rollover Notice given by the Borrower hereunder is irrevocable and will oblige the Borrower to take the action contemplated on the date specified therein.

2.10   Cancellation or Reduction of Credit Facility

          The Borrower may, at any time, upon giving at least two Business Days’ prior notice to the Administrative Agent, cancel in full or, from time to time, reduce in part the Credit Facility. If the Credit Facility is so reduced, the Commitments of each of the Lenders will be reduced pro rata in the same proportion that the amount of the reduction in the Credit Facility bears to then current Commitment of the Lenders in respect of the Credit Facility in effect immediately prior to such reduction; provided, however, that any reduction will be in a minimum amount of Cdn.$1,000,000 and increments of Cdn.$1,000,000.

2.11   Account of Record

          The Administrative Agent (and the Swingline Lender in respect of the Swingline Loans) will open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Administrative Agent (and the Swingline Lender in respect of the Swingline Loans) will enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts will constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Administrative Agent (and the Swingline Lender in respect of the Swingline Loans) will promptly advise the Borrower of such entries made in the Administrative Agent’s or the Swingline Lender’s books of account, as applicable.

ARTICLE 3- DISBURSEMENT CONDITIONS

3.01   Conditions Precedent to First Advance

          The obligation of each Lender to make an advance hereunder by way of a Loan or the issuance of a Letter of Credit is subject to and conditional upon the prior satisfaction of the following conditions precedent:

(a)	the Administrative Agent shall have received a Drawdown Notice by the time required under Section 2.07(2);

(b)	the Administrative Agent shall have received certified copies of each Obligor’s Organizational Documents, the resolutions authorizing the execution, delivery and performance of each Obligor’s obligations under the Loan Documents and the transactions contemplated herein, the incumbency of the officers of each of the Obligors and any documents to be provided pursuant to the provisions hereof;

(c)	except as otherwise agreed by the Administrative Agent, a certificate of status from the Province of Nova Scotia of the Borrower shall have been delivered to the Administrative Agent;

(d)	except as otherwise agreed by the Administrative Agent, Certificates of Good Standing (or equivalent thereof) from the State of Delaware and the State of New Jersey of the Guarantor shall have been delivered to the Administrative Agent;

(e)	the Lenders shall have completed their due diligence with respect to the Obligors, including, but not limited to a review of:

(i) the most recent financial statements of the Obligors; and

(ii) all Material Contracts and Material Licenses of the Obligors;

(f)	except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received copies, if any, of all required shareholder, regulatory, governmental and other approvals required as of the date of the first Drawdown and shall have provided copies, certified by the Borrower to be true, to the Administrative Agent;

(g)	if the first Drawdown is not on the Closing Date, a currently dated certificate of the Borrower that the representations and warranties set forth in Section 8.01 are true and correct in all material respects as at such time, shall have been delivered to the Administrative Agent;

(h)	if the first Drawdown is not on the Closing Date, a currently dated certificate of the Guarantor that the representations and warranties set forth in Section 4 of the U.S. Credit Agreement are true and correct in all material respects as at such time, shall have been delivered to the Administrative Agent;

(i)	no Event of Default, Pending Event of Default or U.S. Default has occurred and is continuing on the Drawdown Date, or would result from making the Drawdown and the Obligors shall have certified the same to the Administrative Agent;

(j)	payment of amounts of fees payable to the Administrative Agent, the Lenders and counsel to the Administrative Agent and the Lenders, that are due and payable on or before the date this Agreement becomes effective shall have been paid;

(k)	duly executed copies of the Loan Documents shall have been delivered to the Administrative Agent;

(l)	a currently dated letter of opinion of Borrower’s Counsel addressed to the Administrative Agent and the Lenders, substantially in the form attached as Schedule C shall have been delivered to the Administrative Agent;

(m)	a currently dated Letter of Opinion of Guarantor’s counsel addressed to the Administrative Agent and the Lenders, substantially in the form attached as Schedule D shall have been delivered to the Administrative Agent;

(n)	a currently dated letter of opinion of Borrower’s Nova Scotia counsel addressed to the Administrative Agent and the Lenders, substantially in the form attached as Schedule E shall have been delivered to the Administrative Agent;

(o)	there shall not exist or have occurred a Material Adverse Change and, if the first Drawdown is not on the Closing Date, a senior officer of the Borrower shall have provided a certificate to the Administrative Agent certifying as to the same;

(p)	the Administrative Agent shall have received such additional evidence, documents or undertakings as it shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

provided that all documents delivered pursuant to this Section 3.01 must be in full force and effect, and in form and substance satisfactory to the Lenders, acting reasonably.

3.02   Conditions Precedent to all Advances

          (1) The obligation of each Lender to make any advance hereunder by way of a Loanor the issuance of a Letter of Credit is subject to and conditional upon the prior satisfaction of the following conditions precedent:

(a)	the Administrative Agent shall have received a Drawdown Notice by the time required under Section 2.06(2);

(b)	the representations and warranties deemed to be repeated pursuant to Section 8.01 shall continue to be true and correct as if made on and as of the Drawdown Date and the Borrower shall have provided a certificate to such effect;

(c)	no Default or Event of Default shall have occurred and be continuing on the Drawdown Date, or would result from making the requested advance;

(d)	no U.S. Default under Section 8.01 of the U.S. Credit Agreement shall have occurred and is continuing on the Drawdown Date, or would result from making the requested advance;

(e)	there shall not exist or have occurred a Material Adverse Change, and a senior officer of each Obligor shall have been provided a certificate certifying as to the same; and

(f)	all other terms and conditions of this Agreement upon which the Borrower may obtain a Loan or require the issuance of a Letter of Credit that have not been waived shall have been fulfilled.

          (2) In connection with the condition precedent set forth in Section 3.02(1)(d), the Administrative Agent may at any time, acting reasonably and prior to the making of a Loan or issuance of a Letter of Credit, request an officer’s certificate from the Guarantor confirming those matters set forth in Section 3.02(1)(d) .

3.03   Waiver

          The conditions set forth in Sections 3.01 and 3.02 are inserted for the sole benefit of the Lenders and may be waived by the Lenders, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lenders at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 - PAYMENTS OF INTEREST
AND STANDBY FEES

4.01   Interest on Prime Rate Loans

          The Borrower will pay interest on each Prime Rate Loan during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the sum of (i) the Prime Rate plus (ii) the Prime Rate Margin, in each case, in effect from time to time during such Interest Period. Each determination by the Administrative Agent of the Prime Rate and the Prime Rate Margin applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, Conversion Date or the preceding Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and will be calculated on the principal amount of the Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Prime Rate will cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.02   Facility Fee

          The Borrower will pay to the Administrative Agent for the account of the Lenders a facility fee calculated at the rate per annum specified as the “Facility Fee” in the table contained in the definition of “Applicable Margin” on the full amount of the Credit Facility. The facility fee will be determined daily beginning on the date hereof and will be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, for each day until the Maturity Date, and will be payable by the Borrower quarterly in arrears on the last Business Day of each quarter following the Closing Date.

4.03   Agency Fees

          In consideration of the Administrative Agent acting as Administrative Agent under the Loan Documents, the Borrower will pay to the Administrative Agent an agency fee in an amount, and on the terms and conditions, agreed to in writing by the Administrative Agent and the Borrower. All such written arrangements will constitute Loan Documents.

4.04   Structuring and Arrangement Fees

          In consideration of the Administrative Agent structuring the Credit Facility, the Borrower will pay to the Administrative Agent a structuring fee in an amount, and on the terms and conditions, agreed to in writing by the Administrative Agent (or any of its Affiliates) and the Borrower (or any of its Affiliates). All such written arrangements will constitute Loan Documents.

4.05   Upfront Fees

          The Borrower will pay to each Lender on the Closing Date an upfront fee in an amount equal to 15 basis points of its Commitment hereunder on the Closing Date.

4.06   Interest on Other Amounts

          If any amount owed by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents is not paid when due and payable, and there is no other provision in any Loan Document specifying the interest payable on such overdue amount, such overdue amount shall bear interest (as well as before judgement), payable on demand at a rate per annum equal at all times to the Prime Rate plus 2%, in each case from the date of non-payment until paid in full.

ARTICLE 5 - BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT

5.01   Bankers’ Acceptances

          (1) To facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Borrower irrevocably appoints each Lender from time to time as the attorney-in-fact of the Borrower to execute, endorse and deliver on behalf of the Borrower drafts in the forms prescribed by such Lender (if such Lender is a BA Lender) for bankers’ acceptances denominated in Canadian Dollars (each such executed draft that has not yet been accepted by a Lender being referred to as a “Draft”) or non interest-bearing promissory notes of the Borrower in favour of such Lender (if such Lender is a Non BA Lender) (each such promissory note being referred to as a “BA Equivalent Note”). Each Bankers’ Acceptance and BA Equivalent Note executed and delivered by a Lender on behalf of the Borrower as provided for in this Section 5.01 will be as binding upon the Borrower as if it had been executed and delivered by a duly authorized officer of the Borrower.

          (2) Notwithstanding Section 5.01(1), the Borrower will from time to time as required by the applicable Lender provide to each BA Lender an appropriate number of Drafts drawn by the Borrower upon such BA Lender and either payable to a clearing service (if such BA Lender is a member thereof) or payable to the Borrower and endorsed in blank by the Borrower (if such BA Lender is not a member of such clearing service), and (ii) each Non BA Lender an appropriate number of BA Equivalent Notes in favour of such Non BA Lender. The dates, maturity dates and principal amounts of all Drafts and BA Equivalent Notes delivered by the Borrower must be left blank, to be completed by the Lenders as required by this Agreement. Each Lender to which a Draft or BA Equivalent Note has been delivered by the Borrower will exercise the same degree of care in the custody of such Draft or BA Equivalent Note as such Lender would exercise with respect to its own property kept at the place at which the Drafts or BA Equivalent Notes are ordinarily kept by such Lender. Each Lender, upon the written request of the Borrower, will promptly advise the Borrower of the number and designation, if any, of the Drafts and BA Equivalent Notes then held by it. No Lender will be liable for its failure to accept a Draft or purchase a BA Equivalent Note as required by this Agreement if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide on a timely basis appropriate Drafts or BA Equivalent Notes to the applicable Lender as requested by such Lender on a timely basis.

          (3) The Administrative Agent, promptly following receipt of a Drawdown Notice requesting Bankers’ Acceptances, will (i) advise each BA Lender of the face amount and the term of the Draft to be accepted by it, and (ii) advise each applicable Non BA Lender of the face amount and term of the BA Equivalent Note to be purchased by it. All Drafts to be accepted from time to time by each BA Lender that is a member of a clearing service will be payable to such clearing service. The term of all Bankers’ Acceptances and BA Equivalent Notes issued pursuant to any Drawdown Notice must be identical. Each Bankers’ Acceptance and BA Equivalent Note must be dated the Drawdown Date on which it is issued and will be for a term of one, two, three or six months, provided that in no event will the term of a Bankers’ Acceptance or a BA Equivalent Note extend beyond the Maturity Date. The face amount of the Draft (or the aggregate face amount of the Drafts) to be accepted at any time by each Lender that is a BA Lender, and the face amount of the BA Equivalent Notes to be purchased at any time by each Lender that is a Non BA Lender, will be determined by the Administrative Agent based upon the amounts of their respective Commitments under the Credit Facility.

          (4) Each BA Lender will complete and accept on the applicable Drawdown Date a Draft having a face amount (or Drafts having the face amounts) and term advised by the Administrative Agent pursuant to Section 5.01(3) . Each applicable BA Lender will purchase on the applicable Drawdown Date the Bankers’ Acceptance or Bankers’ Acceptances accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptance (or Bankers’ Acceptances). The Borrower will ensure that there is delivered to each applicable BA Lender that is a member of a clearing service, and such BA Lender is hereby authorized to release, the Bankers’ Acceptance accepted by it to such clearing service upon receipt of confirmation that such clearing service holds such Bankers’ Acceptance for the account of such BA Lender.

          (5) Each Non BA Lender, in lieu of accepting Drafts or purchasing Bankers’ Acceptances on any Drawdown Date, will complete and purchase from the Borrower on such Drawdown Date a BA Equivalent Note in a face amount and for a term identical to the face amount and term of the Draft or Drafts which such Non BA Lender would have been required to accept on such Drawdown Date if it were a BA Lender, for a price equal to the BA Discount Proceeds of such BA Equivalent Note (determined as if such BA Equivalent Note were a Bankers’ Acceptance). Each Non BA Lender will be entitled, without charge, to exchange any BA Equivalent Note held by it for two or more BA Equivalent Notes of identical date and aggregate face amount, and the Borrower will execute and deliver to such Non BA Lender such replacement BA Equivalent Notes and such Non BA Lender will return the original BA Equivalent Note to the Borrower for cancellation.

          (6) The Borrower will pay to each BA Lender in respect of each Draft tendered by the Borrower to and accepted by such BA Lender, and to each Non BA Lender in respect of each BA Equivalent Note tendered to and purchased by such Non BA Lender, as a condition of such acceptance or purchase, the BA Stamping Fee. A Lender is entitled to deduct and retain for its own account the amount of such fee from the amount to be transferred by such Lender to the Administrative Agent for the account of the Borrower pursuant to this Agreement in respect of the sale of the related Bankers’ Acceptance or of such BA Equivalent Note.

          (7) On the date of maturity of each Bankers’ Acceptance or BA Equivalent Note, the Borrower will pay to the Administrative Agent, for the account of the holder of such Bankers’ Acceptance or BA Equivalent Note, in Canadian Dollars an amount equal to the face amount of such Bankers’ Acceptance or BA Equivalent Note, as the case may be. The obligation of the Borrower to make such payment will not be prejudiced by the fact that the holder of such Bankers’ Acceptance is the Lender that accepted such Bankers’ Acceptances. No days of grace may be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance or BA Equivalent Note. If the Borrower does not make such payment from the proceeds of a Loan obtained under this Agreement or otherwise, the amount of such required payment will be deemed to be a Prime Rate Loan to the Borrower from the Lender that accepted such Banker’s Acceptance or purchased such BA Equivalent Note.

          (8) The signature of any duly authorized officer of the Borrower on a Draft or a BA Equivalent Note may be mechanically reproduced in facsimile, and all Drafts and BA Equivalent Notes bearing such facsimile signature will be as binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such Person whose manual or facsimile signature appears on such Draft or BA Equivalent Note may no longer hold office at the date of such Draft or BA Equivalent Note or at the date of acceptance of such Draft by a BA Lender or at any time thereafter.

5.02   Letters of Credit

          (1) If the Borrower wishes to request that a Letter of Credit be issued under the Credit Facility, the Borrower will, at the time it delivers a Drawdown Notice pursuant to Section 2.06, execute and deliver to the Issuing Bank the Issuing Bank’s usual documentation relating to the issuance and administration of letters of credit. In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement will prevail.

          (2) Each Lender that has a Commitment under the Credit Facility (each reference to a Lender in this Section 5.02 being to such a Lender only) shall be deemed to have purchased, without recourse, a participation from the Issuing Bank, in each Letter of Credit issued by the Issuing Bank, in each case equal to such Lender’s Applicable Percentage of each such Letter of Credit. Each such Lender will indemnify and save harmless the Issuing Bank based on its Applicable Percentage against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, payments or disbursements of any and every kind or nature whatsoever which may be imposed on, made or incurred by or asserted against the Issuing Bank in any way related to or arising out of any issuance of a Letter of Credit by the Issuing Bank (including any payment made under any such Letter of Credit and any Prime Rate Loan deemed to have been made available by the Issuing Bank pursuant to Section 5.02(6)), except for any such liabilities resulting from the gross negligence or wilful misconduct of the Issuing Bank.

          (3) Each Letter of Credit issued by the Issuing Bank will be in a form and on such terms as determined by the Issuing Bank in its sole and unfettered discretion.

          (4) No Letter of Credit may be issued for a period in excess of 364 days or beyond the Maturity Date.

          (5) If, at any time, a demand for payment (the amount so demanded being herein referred to as a “relevant amount”) is made under any Letter of Credit and notification thereof is given by the Issuing Bank to the Administrative Agent, then:

(a)	the Administrative Agent will:

(i) promptly notify the Borrower and each of the Lenders of such demand; and

(ii) make demand on each Lender for an amount equal to its Applicable Percentage of the relevant amount;

(b)	on the second Business Day following the date of the demand made by the Administrative Agent under (a) above, each Canadian Lender will pay to the Administrative Agent the amount demanded of it pursuant to (a)(ii) above; and

(c)	the Administrative Agent will pay the relevant amount to the Issuing Bank and the Issuing Bank will pay the relevant amount together with the balance of the amount demanded to the Person entitled thereto on the date upon which the relevant amount becomes payable under the Letter of Credit or as soon as possible thereafter.

          (6) The Borrower will be deemed to have requested a Prime Rate Loan in an amount equal to the sum of the relevant amount and all charges and expenses incurred by the Issuing Bank and the other Lenders in connection with payment under the Letter of Credit.

          (7) The Borrower hereby undertakes to indemnify and hold harmless the Administrative Agent, the Issuing Bank and each of the Lenders from time to time on demand by the Administrative Agent from and against all liabilities and costs (including, without limitation, any costs incurred in funding any amount which falls due from the Issuing Bank or any other Lender under any Letter of Credit hereunder) to the extent that such liabilities or costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit except where such liabilities or costs result from the gross negligence or wilful misconduct of the person claiming indemnification.

          (8) The Issuing Bank will at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under a Letter of Credit for which a request or demand has been made in the required form without any further reference to the Borrower and any investigation or enquiry, need not concern itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and will be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned, it will not be a defence to any demand made of the Borrower hereunder, nor will the obligations of the Borrower hereunder be impaired by the fact (if it be the case) that the Issuing Bank was or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

          (9) A certificate of the Administrative Agent or the Issuing Bank or both of them as to the amounts paid by any Lender pursuant to this Section 5.02 or the amount paid under any Letter of Credit will, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

          (10) While any Letter of Credit is outstanding, the Borrower will pay to the Administrative Agent, for the benefit of the Issuing Bank, a fee at the Standby Letter of Credit Fee Rate or the Commercial Letter of Credit Fee Rate, as applicable, calculated on the amount of such Letter of Credit on the basis of a calendar year and the number of days that the Letter of Credit will be outstanding during such period.

          (11) If any Letter of Credit is outstanding upon the occurrence of an Event of Default or on the Maturity Date, the Borrower will forthwith pay to the Administrative Agent an amount (the “deposit amount”) equal to the undrawn principal amount of the outstanding Letter of Credit, which deposit amount will be held by the Administrative Agent for application against the indebtedness owing by the Borrower to the Issuing Bank in respect of any draw on the outstanding Letter of Credit. In the event that the Issuing Bank is not called upon to make full payment on the outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof that has not been paid out, will, so long as no Event of Default then exists, be returned to the Borrower.

          (12) The obligations of the Borrower with respect to Letters of Credit will be unconditional and irrevocable, and must be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)	any lack of validity or enforceability of any Loan Document or the Letters of Credit;

(ii)	any amendment or waiver of or any consent to or actual departure from this Agreement;

(iii)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(iv)	any document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

(v)	any other circumstance whatsoever, whether or not similar to any of the foregoing.

The Uniform Customs and Practice for documentary credits of the International Chamber of Commerce current on the issue of each Letter of Credit will be binding on the Borrower, the Lenders and the Issuing Bank with respect to each such Letter of Credit. The Borrower assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to such Letter of Credit. In furtherance of, and not in limitation of the Issuing Bank’s rights and powers under such Uniform Customs and Practice, but subject to all other provisions of this Section 5.02, it is understood and agreed that the Issuing Bank will not have any liability for, and that the Borrower assumes all responsibility for: (i) the genuineness of any signature, (ii) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same, (iii) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit, (iv) the good faith or acts of any Person other than the Issuing Bank and its agents and employees, (v) the existence, form or sufficiency or breach or default under any agreement or instruments of any nature whatsoever, (vi) any delay in giving or failure to give any notice, demand or protest, and (vii) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit will be made by the Issuing Bank in its sole discretion, which determination will be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Issuing Bank may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Issuing Bank under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Issuing Bank may reasonably deem to be applicable, will be binding upon the Borrower, and will not affect, impair or prevent the vesting of any of the Issuing Bank’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of

Credit. Notwithstanding the provisions of this Section 5.02(12), the Borrower will not be responsible, and no Person will be relieved of responsibility, for any gross negligence or wilful misconduct of such Person.

ARTICLE 6 - REPAYMENT

6.01   Mandatory Repayment - Credit Facility

          The Borrower will repay in full the outstanding principal amount of all Loans and other Obligations under the Credit Facility on or before the Maturity Date.

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS

7.01   Place of Payment of Principal, Interest and Fees

          All payments of principal, interest, fees and other amounts to be made by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement will be made in the currency in which a Loan is outstanding for value on the day such amount is due or, if such day is not a Business Day, on the Business Day next following with interest, by deposit or transfer thereof to the account of the Administrative Agent maintained at the Administrative Agent’s Office in Toronto or at such other place as the Borrower and the Administrative Agent may from time to time agree.

7.02   Netting of Payments

          If, on any date, amounts would be due and payable under this Agreement in the same currency by an Obligor to the Lenders, or any one of them, and by the Lenders, or such Lender, to an Obligor, then, on such date, upon notice from the Administrative Agent or such Lender stating that netting is to apply to such payments, the obligations of each such party to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by an Obligor to the Lenders, or such Lender, exceeds the aggregate amount that would otherwise have been payable by the Lenders, or such Lender, to an Obligor or vice versa, such obligations will be replaced by an obligation upon whichever of an Obligor or the Lenders, or such Lender, would have had to pay the larger aggregate amount, to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount. For greater certainty, prior to acceleration of repayment pursuant to Section 10.02, this Section 7.02 will not permit any Lender to exercise a right of set-off, combination or similar right against any amount which an Obligor may have on deposit with such Lender in respect of any amount to which netting is to apply pursuant to this Section 7.02, but will apply only to determine the net amount to be payable by the Lenders or one of them to an Obligor, or by an Obligor to the Lenders or one of them.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.01   Representations and Warranties

          Each Obligor represents and warrants to the Administrative Agent and each of the Lenders and acknowledges and confirms that the Administrative Agent and each of the Lenders are relying upon such representations and warranties:

          (1) Existence and Qualification. It (i) has been duly incorporated and is validly subsisting as an unlimited liability corporation under the laws of the Province of Nova Scotia in the case of the Borrower and under the laws of the State of Delaware in the case of the Guarantor; and (ii) is duly qualified and has all Material Licenses.

          (2) Power and Authority. It has the corporate authority, (i) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party, and (ii) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

          (3) Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which it is a party, has been duly authorized by all actions required on its part and its shareholders and directors (or where applicable partners, members or managers), and each of such documents has been duly executed and delivered.

          (4) Loan Documents Comply with Applicable Laws and Contractual Obligations. None of the execution or delivery of, the consummation of the transactions contemplated in, or compliance with the terms, conditions and provisions of any of, the Loan Documents, by it, conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirement of Law applicable to it or any of its Organizational Documents (except, in each case, where such conflict, breach, default, or contravention would not, individually or in the aggregate, have, or be reasonably likely to result in a Material Adverse Change), or results or will result in the creation or imposition of any Encumbrance upon any of its Property.

          (5) Consent Respecting Loan Documents. It has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as to the date as of which this representation is given in connection with the execution and delivery by it of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated in the Loan Documents.

     (6) Taxes. It has paid or made adequate provision for the payment of all Taxes levied on it or on its Property or income which are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except for charges, fees or dues which are not material in amount, which are not delinquent or if delinquent are being contested, and in respect of which non-payment would not individually or in the aggregate have, or be reasonably likely to cause, a Material Adverse Change, and there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes.

          (7) Judgments, etc. It is not subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) which has not been stayed or of which enforcement has not been suspended and which individually or in the aggregate has, or is reasonably likely to cause a Material Adverse Change.

          (8) Absence of Litigation. There are no actions, suits or proceedings pending or, to the best of its knowledge and belief, after due inquiry and all reasonable investigation, threatened against or affecting it that are reasonably likely to cause, either separately or in the aggregate, a Material Adverse Change. It is not in default with respect to any Applicable Law or Applicable Order in a manner or to an extent that could reasonably be expected to cause a Material Adverse Change.

          (9) Title to Assets. It has good title to its Property, free and clear of all Encumbrances, except Permitted Encumbrances and no Person has any agreement or right to acquire an interest in either of the Obligors assets other than in the ordinary course of its business.

          (10) Use of Real Property. All real property owned or leased by it may be used in all material respects by it pursuant to Applicable Law for the present use and operation of the material elements of the business conducted, or intended to be conducted, on such real property by it except where any such non compliance with any Applicable Law would not individually or in the aggregate have, or be reasonably likely to cause a Material Adverse Change.

          (11) Compliance with Laws. It is not in default under any Applicable Law where such default could reasonably be expected to cause a Material Adverse Change or affect its ability to perform any of its obligations under any Loan Document to which it is a party.

          (12) No Event of Default, Pending Event of Default or U.S. Default. No Event of Default, Pending Event of Default or U.S. Default have occurred and no events have occurred that (with the giving of notice, the lapse of time or both) would constitute an Event of Default, Pending Event of Default or U.S. Default. It is not in default under any agreement, guarantee, indenture or instrument to which it is a party or by which it is bound the breach of which could reasonably be expected to cause a Material Adverse Change or affect its ability to perform any of its obligations under, any Loan Document to which it is a party.

          (13) Material Contracts and Material Licences. No event has occurred and is continuing that would constitute a breach of or a default under any Material Contract or Material Licence and each Material Contract to which an Obligor is a party is binding upon it and, to the Borrower’s knowledge, is a binding agreement of each other Person who is a party thereto.

          (14) Financial Statements. All of the quarterly and annual financial statements which have been furnished to the Administrative Agent and the Lenders in connection with this Agreement are complete in all material respects and such financial statements fairly present the financial position of such Obligor as of the dates referred to therein and have been prepared in accordance with GAAP. Neither of the Obligors have any liabilities (contingent or other) or other obligations of the type required to be disclosed in accordance with GAAP which are not fully disclosed on (i) the consolidated financial statements of the Guarantor provided to the Administrative Agent and the Lenders for the fiscal period ended immediately prior to the Closing Date, (ii) the quarterly financial statements of the Guarantor provided to the Administrative Agent and the Lenders for the fiscal quarter ended immediately prior to the Closing Date, and (iii) the financial statements of the Borrower provided to the Administrative Agent and the Lenders for the fiscal period ended immediately prior to the Closing Date, other than liabilities and obligations incurred in the ordinary course of its business, and the Obligations.

          (15) No Material Adverse Change. Since the date of the Guarantor’s most recent annual audited financial statements provided to the Administrative Agent and the Lenders, there has been no condition (financial or otherwise), event or change in any Obligor’s business, liabilities, operations, results of operations, assets or prospects which constitutes or has, or could reasonably be expected to constitute, or cause, a Material Adverse Change.

          (16) Environmental Matters.

(a)	The assets of the Borrower and its operations are in full compliance in all respects with all Environmental Laws; the Borrower is not aware of, nor has it received notice of, any past, present or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of it in all respects with all Environmental Laws; and the Borrower has obtained all licences, permits and approvals that are currently required under all Environmental Laws and is in full compliance with the provisions of such licences, permits and approvals, in each case except to the extent that the non- compliance would not or could not reasonably be expected to cause a Material Adverse Change.

(b)	The Borrower is not aware that any Hazardous Materials exist on, about or within or have been used, generated, stored, transported, disposed of on, or released from any of its Property other than in material accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not or could not reasonably be expected to cause a Material Adverse Change.

(c)	The use which the Borrower has made and intends to make of its Property will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Materials on, in or from any such property except in material accordance and compliance with all Environmental Laws, except to the extent that the non-compliance would not or could not reasonably be expected to have a Material Adverse Effect.

(d)	There is no action, suit or proceeding, or, to its knowledge, any investigation or inquiry, before any Governmental Authority pending or, to its knowledge, threatened against the Borrower relating in any way to any Environmental Law that would or could reasonably be expected to cause a Material Adverse Change.

(e)	The Borrower has not (i) incurred any current and outstanding liability for any clean-up or remedial action under any Environmental Law in respect to both current and past operations, events, activities, practices, incidents or the condition or use of any Property owned currently or in the past, (ii) received any outstanding written request for information (other than information to be provided in the normal course in connection with applications for licences, permits or approvals) by any Person under any Environmental Law with respect to the condition, use or operation of its Property, or (iii) received any outstanding written notice or claim under any Environmental Law with respect to any material violation of or liability under any Environmental Law or relating to the presence of Hazardous Material on or originating from its Property, that, in any such case, would or could reasonably be expected to cause a Material Adverse Change.

          (17) CERCLA No portion of any Property of the Guarantor has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any Requirements of Laws.

          (18) Pension Plans With respect to Pension Plans (a) no steps have been taken to terminate any Pension Plan (wholly or in part) that could result in either of the Obligors being required to make an additional contribution to the Pension Plan in excess of Cdn.$1,000,000, (b) no contribution failure has occurred with respect to any Pension Plan of an Obligor (for this purpose as provided in clause (b) of the definition of “Pension Plan”) sufficient to give rise to a lien or charge under Section 302(f) of ERISA or any applicable pension benefits laws of any other jurisdiction, (c) no condition exists and no event or transaction has occurred with respect to any Pension Plan that is reasonably likely to result in either Obligor incurring any material liability, fine or penalty; and (d) no Obligor has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that is material to the Borrower on a consolidated basis. Except as disclosed on Schedule F, (i) Each Pension Plan of Obligor is in compliance in all material respects with all applicable pension benefits and tax laws, (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each such Pension Plan have been made in accordance with all applicable laws and the terms of each such Pension Plan, (iii) all liabilities under each such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iv) no event has occurred and no conditions exist with respect to any Pension Plan that have resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws, except for any exceptions to clauses (ii) through (iv) above that, individually or in the aggregate, could not reasonably be expected to cause or result in a Material Adverse Change.

          (19) Full Disclosure. All information provided or to be provided to the Administrative Agent and the Lenders in connection with the Credit Facility is, to its knowledge, true and correct and none of the documentation furnished to the Administrative Agent and the Lenders by or on behalf of it, to its knowledge, omits a material fact necessary to make the statements contained therein not misleading in any material way.

8.02   Survival and Repetition of Representations and Warranties

          The representations and warranties set out in Section 8.01 survive the execution and delivery of this Agreement and all other Loan Documents and will be deemed to be repeated by the Borrower as of each Drawdown Date (other than with respect to Loans under the Swingline Facility), except to the extent that on or prior to such date (a) the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and (b) if such variation, in the opinion of the Lenders, acting reasonably, is material to the Property, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) of any Obligor considered as a whole or could have, or be reasonably likely to result in, a Material Adverse Change, the Lenders have approved such variation.

ARTICLE 9 - COVENANTS

9.01   Positive Covenants

          So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, each Obligor will:

          (1) Timely Payment. Make due and timely payment of the Obligations required to be paid by it hereunder.

          (2) Conduct of Business and Maintenance of Existence. Engage in business of the same general type as now conducted by it; carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; preserve, renew and keep in full force and effect its existence; and except to the extent that the failure to comply therewith would not individually or in the aggregate have, or be reasonably likely to cause a Material Adverse Change take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all Material Licenses and Requirements of Law.

          (3) Further Assurances Use reasonable efforts to provide the Administrative Agent and the Lenders with such other documents, opinions, consents, acknowledgments and agreements as are reasonably necessary to implement this Agreement and the other Loan Documents from time to time.

          (4) Access to Information Promptly provide the Administrative Agent with all information reasonably requested by the Administrative Agent from time to time concerning its financial condition and Property, and during normal business hours and from time to time upon reasonable notice, permit representatives of the Administrative Agent and the Lenders to inspect any of its Property and to examine and take extracts from its financial records, including records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which will be paid by the Borrower.

          (5) Obligations and Taxes. Pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof, (ii) all lawful claims for labour, materials and supplies (iii) all required payments under any of its funded debt, and (iv) all other obligations; provided, however that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and a reserve in accordance with GAAP and satisfactory to the Administrative Agent, acting reasonably, have been established in its books and records.

          (6) Use of Credit Facility. Use the proceeds of the Credit Facility only for the purposes specified in Section 2.03.

          (7) Insurance Maintain insurance on all its Property with financially sound and reputable insurance companies or associations including all-risk property insurance, comprehensive general liability insurance and business interruption insurance, in amounts and against risks that are determined by it to be appropriate and which are prudent in the circumstances.

          (8) Notice of Event of Default, Pending Event of Default or U.S. Default. Promptly notify the Administrative Agent of any Event of Default, Pending Event of Default or U.S. Default (as applicable) under this Agreement or the U.S. Credit Agreement that would apply to it of which it becomes aware, using reasonable diligence.

          (9) Notice of Material Adverse Change. Promptly notify the Administrative Agent of any Material Adverse Change that would apply to it of which it becomes aware, using reasonable diligence.

          (10) Notice of Litigation. Promptly notify the Administrative Agent on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance the result of which if determined adversely would be a judgement or award against it which would result in a Material Adverse Change to it, and from time to time provide the Administrative Agent with all reasonable information requested by the Administrative Agent concerning the status of any such proceeding.

          (11) Environmental Compliance Operate all Property owned, leased or otherwise used by it in a manner such that no obligation, including a clean-up or remedial obligation, will arise under any Environmental Law, which obligations individually or in the aggregate would have, or would be reasonably likely to cause, a Material Adverse Change; provided, however, that if any such claim is made or any such obligation arises, will or will cause the applicable Obligor to immediately satisfy or contest such claim or obligation at its own cost and expense, and promptly notify the Administrative Agent upon learning of (i) the existence of Hazardous Materials located on, above or below the surface of any land that it occupies or controls (except those being stored, used or otherwise handled in substantial compliance with Environmental Law), or contained in the soil or water constituting such land, or (ii) the occurrence of any reportable release of Hazardous Materials into the air, land surface water or ground water that has occurred on or from such land that, as to either (i) or (ii), would be reasonably likely to result in a Material Adverse Change.

          (12) Maintenance of Property Keep all Property useful and necessary for its business in good working order and condition, normal wear and tear excepted, except to the extent that the failure to do so would not individually or in the aggregate be reasonably likely to cause a Material Adverse Change.

          (13) Pension and ERISA Matters Promptly notify the Administrative Agent on becoming aware of (a) the institution of any steps by any Person to terminate any Pension Plan, (b) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 302(f) of ERISA, (c) the taking of any action with respect to a Pension Plan that is reasonably likely to result in the requirement that either Obligor furnish a bond or other security to the Pension Benefit Guaranty Corporation under ERISA or such Pension Plan, or (d) the occurrence of any event with respect to any Pension Plan that is reasonably likely to result in the incurrence by either Obligor of any material liability, fine or penalty, and in the notice to the Administrative Agent thereof, provide copies of all documentation relating thereto.

          (14) U.S. Credit Agreement. If the U.S. Credit Agreement is terminated for any reason other than as a result of the occurrence of a U.S. Default, enter into a new credit agreement with the Administrative Agent and the Lenders, on terms and conditions satisfactory to the Administrative Agent and the Lenders, acting reasonably within 60 days of the date of such termination.

9.02   Reporting Requirements

          So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, the Borrower will deliver to the Administrative Agent (in sufficient quantities for the Administrative Agent and each of the Lenders):

          (1) Guarantor’s Quarterly and Annual Report. Simultaneously with the delivery pursuant to Section 6.07(a) and (b) of the U.S. Credit Agreement, the Guarantor’s financial statements and all other documentation required to be delivered pursuant to such provisions of the U.S. Credit Agreement.

          (2) Borrower’s Annual Reports. As soon as available and in any event within 90 days after the end of its fiscal years the unaudited non-consolidated financial statements of the Borrower including a balance sheet, statement of income and retained earnings, statement of changes in financial position and source and application of funds, for such fiscal year, which will be reviewed by an internationally recognized accounting firm, and will be prepared in accordance with GAAP and certified by an officer of the Borrower.

          (3) Compliance Certificate. Simultaneously with the delivery of the financial statements required by clause (2) above, the Compliance Certificate of the Borrower and simultaneously with the delivery pursuant to the terms of the U.S. Credit Agreement, the U.S. Compliance Certificate of the Guarantor.

9.03   Negative Covenants

          So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders, the Obligors (other than in respect of Section 9.03(7) which will only be applicable to the Borrower) will not:

          (1) Disposition of Property Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired, except that it may, in the normal course of its business, for fair market value, and in accordance with customary trade terms, Dispose of any tangible personal Property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same, or that is worn out, obsolete or no longer useful for the purpose of carrying on its business.

          (2) Operation of Business. Operate its business, in a manner that would reasonably be expected to result in a Material Adverse Change in the Obligors’ ability to perform its obligations under the Loan Documents to which it is a party.

          (3) No Consolidation, Amalgamation, etc. Consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution.

          (4) No Continuance Continue into any other jurisdiction.

          (5) Amendments to Organizational Documents. Will not amend any of its Organizational Documents in a manner that would be prejudicial to the interests of the Lenders under the Loan Documents.

          (6) Amendments to Other Documents Amend, vary or alter in any way, consent to any assignment or transfer of, or waive or surrender any of its rights or entitlements under, any Material Contracts.

          (7) No Encumbrances Create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

ARTICLE 10 - DEFAULT

10.01 Events of Default

          The occurrence of any one or more of the following events (each such event being referred to as an “Event of Default”) will constitute a default under this Agreement:

(a)	if the Borrower fails to pay any amount of principal of any Loan when due;

(b)	if the Borrower fails to pay any interest, fees or other Obligations (other than any principal amount) when due and such default continues for five Business Days after notice of such default has been given by the Administrative Agent to the Borrower;

(c)	if the Borrower or the Guarantor fails to observe or perform any covenant (other than the covenant set forth in Section 9.01(14)) or obligation herein contained on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 10.01) and the Borrower or the Guarantor fails to remedy such default within the earlier of 30 days from the date (i) the Borrower or the Guarantor becomes aware of such default and (ii) the Administrative Agent delivers written notice of the default to the Borrower or the Guarantor unless the Required Lenders have agreed to a longer period, and in such event, within the period agreed to by the Required Lenders;

(d)	if the Obligors fail to observe or perform the covenant set forth in Section 9.01(14);

(e)	if any representation or warranty made by the Borrower or the Guarantor in this Agreement, any Loan Document or in any certificate or other document at any time delivered hereunder to the Administrative Agent shall prove to have been incorrect or misleading in any material respect on and as of the date thereof;

(f)	if the Borrower or the Guarantor ceases or threatens to cease to carry on business generally or admits in writing its inability or fails to pay its debts generally as they become due;

(g)	if the Borrower or the Guarantor denies, to any material extent, its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part;

(h)	if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or the Guarantor bankrupt or insolvent or approving as properly filed a petition seeking the winding-up of the Borrower under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or the Winding Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of either Obligor or ordering the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 10 Business Days;

(i)	if either Obligor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code, the Winding Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition;

(j)	if an encumbrancer takes possession by appointment of a receiver, receiver and manager, or otherwise of all or a substantial portion of the Property of either Obligor;

(k)	if proceedings are commenced for the dissolution, liquidation or voluntary winding-up of either Obligor, or for the suspension of the operations of either Obligor unless such proceedings are being actively and diligently contested in good faith;

(l)	if a final judgment or decree for the payment of money due shall have been obtained or entered against either Obligor in an amount equal to or greater than Cdn. $10,000,000 and such judgment or decree shall not have been and remain vacated, discharged or stayed pending appeal within the applicable appeal period;

(m)	if there occurs a U.S. Default under the U.S. Credit Agreement;

(n)	if an event of default occurs under any Material Contract of either Obligor (other than an event of default specifically dealt with in this Section 10.01) resulting in, or which may result in, a Material Adverse Change to an Obligor and such event of default is not remedied within 15 days after such Obligor becomes aware of such event of default; or

(o)	in the opinion of the Required Lenders, acting reasonably, there shall have occurred a Material Adverse Change in the Borrower.

10.02 Acceleration and Enforcement

          If any Event of Default shall occur, all Obligations shall, at the option of the Administrative Agent or (i) if there are one or two Lenders at the time of the occurrence of such Event of Default, upon the request of any Lender, or (ii) if there are more than two Lenders at the time of the occurrence of such Event of Default, upon the request of the Required Lenders, become immediately due and payable with interest thereon, at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by the Obligors. In such event either such Lender or the Required Lenders, as applicable, or the Administrative Agent on its or their behalf may, in its or their sole discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor, authorized or permitted by law for the recovery of all the Obligations of the Obligors to the Lenders and proceed to exercise any and all rights hereunder and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

10.03 Payment of Bankers’ Acceptances and Letters of Credit

          If the Borrower does not pay to the Administrative Agent for the account of the Lenders the principal amount of any unmatured Bankers’ Acceptance or BA Equivalent Note or the face amount of any unexpired Letter of Credit required to be paid pursuant to Section 10.01(a), the Administrative Agent on behalf of the Lenders may at is option at any time without notice to the Borrower give notice to the Lenders to make a Loan to the Borrower equal to the principal amount of all unmatured Bankers’ Acceptances and the face amount of all unexpired Letters of Credit, such Loan not to bear interest. The proceeds of such Loan will be held by each Lender in a non-interest bearing cash collateral account for the benefit of the Borrower and will be applied in payment of such Bankers’ Acceptances as they mature and such Letters of Credit if payment is required thereunder or otherwise as the Lender may require. The Borrower will execute and deliver as security for such Loan all such security as the Lender may deem necessary or advisable including, without limitation, an assignment of credit balance in respect of such cash collateral account.

10.04 Remedies Cumulative

          For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lenders and the Administrative Agent hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Administrative Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Administrative Agent may be lawfully entitled for such default or breach.

10.05 Perform Obligations

          If an Event of Default has occurred and is continuing and if any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lenders, may, but will be under no obligation to, instruct the Administrative Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Required Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Administrative Agent and the Lenders in respect of the foregoing will be an Obligation.

ARTICLE 11 - THE ADMINISTRATIVE AGENT AND THE LENDERS

11.01  Payments by the Borrower

          (1) Prior to an Event of Default that is continuing, all payments made by or on behalf of the Borrower pursuant to this Agreement will be made to and received by the Administrative Agent on behalf of the Lenders and will be distributed by the Administrative Agent to the Lenders, as the case may be, as soon as possible upon receipt by the Administrative Agent. Subject to Sections 7.02 and 11.02, the Administrative Agent will distribute to the Lenders in accordance with each Lender’s Applicable Percentage:

(a)	payments of interest, Letter of Credit fees and standby fees;

(b)	costs and expenses;

(c)	repayments of principal;

(d)	prepayments of principal;

(e)	amounts to be received by the exercise of any right of set-off, consolidation of accounts, or by counterclaim or cross-action; and

(f)	all other payments received by the Administrative Agent.

          (2) Notwithstanding the foregoing, any such distribution that would otherwise be made pursuant to Section 11.01(1)(c) or (d) on account of any outstanding Bankers’ Acceptances, BA Equivalent Notes or Letters of Credit will be set aside in a separate collateral account for the primary benefit of the Lenders who have issued such Bankers’ Acceptances, BA Equivalent Notes or Letters of Credit (and for the secondary benefit of the Lenders in respect of other Obligations) until and to the extent that such Obligations become matured and not contingent, at which time such distributions will be made to the Lenders for whose primary benefit such amounts are held, at which time such application will be made in accordance with Section 11.01(1)(c) or (d).

          (3) Subject to Section 11.02, if the Administrative Agent does not distribute a Lender’s Applicable Percentage of a payment made by the Borrower to or for the benefit of a Lender for value on the day that payment is made to the Administrative Agent, provided that such payment is received by the Administrative Agent no later than 1:00 p.m. (Toronto time) on such day, the Administrative Agent will pay to such Lender on demand an amount equal to the product of (i) the Interbank Reference Rate per annum multiplied by (ii) the amount received by the Administrative Agent from the Borrower and not so distributed to such Lender, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Administrative Agent to but excluding the date on which the payment is made by the Administrative Agent to such Lender, and the denominator of which is 365.

11.02 Payments by Administrative Agent

          (1) For greater certainty, the following provisions will apply to any and all payments made by the Administrative Agent to the Lenders hereunder:

(a)	the Administrative Agent will be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Administrative Agent from the Borrower;

(b)	if the Administrative Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, then, subject to Section 7.02, the Administrative Agent will have no obligation to remit to each Lender any amount other than such Lender’s Applicable Percentage of the amount actually received by the Administrative Agent;

(c)	if any Lender advances more or less than its Applicable Percentage of the Credit, such Lender’s entitlement to such payment will be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d)	the Administrative Agent acting reasonably and in good faith will, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination will, in the absence of manifest error, be binding and conclusive;

(e)	upon request, the Administrative Agent will deliver a statement detailing any of the payments to the Lenders referred to herein; and

(f)	all payments by the Administrative Agent to a Lender hereunder will be made to such Lender at its address set forth on the signature pages on this Agreement or on the applicable Assignment Agreement unless notice to the contrary is received by the Administrative Agent from such Lender.

          (2) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. If the payment by the Borrower is in fact not received by the Administrative Agent on the required date and the Administrative Agent has made available corresponding amounts to the Lenders, the Borrower will, without limiting its other obligations under this Agreement, indemnify the Administrative Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Administrative Agent as a result. A certificate of the Administrative Agent with respect to any amount owing by the Borrower under this Section 11.02(2) will be prima facie evidence of the amount owing in the absence of manifest error.

11.03 Administration of the Credits

          (1) Unless otherwise specified herein, the Administrative Agent will perform the following duties under this Agreement:

(a)	prior to an advance to the Borrower hereunder, ensure that all conditions precedent have been fulfilled in accordance with the terms of this Agreement;

(b)	take delivery of each Lender’s Applicable Percentage of a Loan and make all Loans hereunder in accordance with the provisions set forth herein;

(c)	use reasonable efforts to collect promptly all sums due and payable by the Borrower pursuant to this Agreement;

(d)	make all payments to the Lenders in accordance with the provisions hereof;

(e)	hold all legal documents relating to the Credit Facility, maintain complete and accurate records showing all Loans made by, and all Letters of Credit issued on behalf of, the Lenders, all remittances and payments made by the Borrower to the Administrative Agent, all remittances and payments made by the Administrative Agent to the Lenders and all fees or any other sums received by the Administrative Agent and allow each Lender and their respective advisors to examine such accounts, records and documents at their own expense, and provide any Lender, upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at its expense;

(f)	except as otherwise specifically provided for in this Agreement, promptly advise each Lender upon receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by the Borrower to the Administrative Agent pursuant to this Agreement, including copies of financial reports and certificates which are to be furnished to the Administrative Agent;

(g)	forward to each of the Lenders, one copy each of this Agreement and other Loan Documents;

(h)	promptly forward to each Lender, upon request, an up-to-date loan status report and any other information respecting the Obligors reasonably requested by such Lender; and

(i)	upon learning of same, promptly advise each Lender in writing of the occurrence of a Default or Event of Default or the occurrence of any event, condition or circumstance which would result in a Material Adverse Change to an Obligor or of any material adverse information relative to an Obligor or of the occurrence of any change which would result in a Material Adverse Change.

          (2) The Administrative Agent may take the following actions only with the prior consent of the Required Lenders, unless otherwise specified in this Agreement:

(a)	subject to Section 11.03(3), exercise any and all rights of approval conferred upon the Lenders by this Agreement;

(b)	amend, modify or waive any of the terms of this Agreement (including waiver of an Event of Default or Default) if such amendment, modification or waiver would not have a material adverse effect on the rights of the Lenders thereunder and if such action is not otherwise provided for in Section 11.03(3);

(c)	engage professionals, experts and agents as permitted by Section 11.04(1); and

(d)	declare an Event of Default, take action to enforce performance of the Obligations, including without limitation, to enforce the Guarantee, and pursue any other legal remedy necessary or advisable to protect the interests of the Lenders hereunder.

          (3) The Administrative Agent may take the following actions only with the prior unanimous consent of the Lenders, unless otherwise specified herein:

(a)	amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Credit Facility, reduce the interest rate applicable to either of the Credit Facility, reduce the fees payable with respect to the Credit Facility, extend any date fixed for payment of principal or interest relating to the Credit Facility or change the definition of Required Lenders;

(b)	amend, modify, discharge, terminate or waive any terms of the Guarantee otherwise than pursuant to the terms hereof or thereof;

(c)	amend this Section 11.03(3);

(d)	amend any provision of Article 6;

(e)	amend Section 9.01(1);

(f)	amend Section 12.01; and

(g)	amend any provision of Schedule A.

          (4) As between the Obligors, on the one hand, and the Administrative Agent and the Lenders, on the other hand:

(a)	all statements, certificates, consents and other documents which the Administrative Agent purports to deliver on behalf of the Lenders or the Required Lenders will be binding on each of the Lenders, and the Obligors will not be required to ascertain or confirm the authority of the Administrative Agent in delivering such documents;

(b)	all certificates, statements, notices and other documents which are delivered by the Obligors to the Administrative Agent in accordance with this Agreement will be deemed to have been delivered to each of the Lenders; and

(c)	all payments which are made by the Obligors to the Administrative Agent in accordance with this Agreement will be deemed to have been duly made to each of the Lenders.

11.04 Rights of Administrative Agent

          (1) In administering the Credit Facility, the Administrative Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such counsel, auditors and other experts as the Administrative Agent may select, in its sole discretion, acting reasonably, and is entitled to rely upon the advice of such counsel, auditors and other experts in the performance of its duties hereunder.

          (2) Except in its own right as a Lender, the Administrative Agent will not be required to advance its own funds for any purpose hereunder.

          (3) The Administrative Agent may round the amount of a Loan that a Lender is obliged to advance hereunder to the nearest $1,000 in Canadian Dollars.

11.05 Representations, Acknowledgements and Covenants of Lenders

          (1) Each Lender represents and warrants to the Borrower and the Administrative Agent that it has the legal capacity, power and authority to enter into this Agreement and has not contravened its constating documents or any Applicable Law by so doing.

          (2) Each of the Lenders acknowledges and confirms that in the event that the Administrative Agent does not receive payment in accordance with this Agreement, it will not be the obligation of the Administrative Agent to maintain the Credit Facility in good standing nor will any Lender have recourse to the Administrative Agent in respect of any amounts owing to such Lender under this Agreement.

          (3) Each Lender acknowledges and agrees that its obligation to advance its Applicable Percentage of Loans and to participate in any Letter of Credit in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

          (4) Each Lender agrees that it will notify the Administrative Agent of any Default Event of Default of which it becomes aware.

          (5) Each Lender hereby acknowledges receipt of a copy of this Agreement and the Loan Documents and acknowledges that it is satisfied with the form and content of such documents.

          (6) Each Lender will respond promptly to each request by the Administrative Agent for the consent of such Lender required hereunder.

          (7) Each Lender that assigns all or a portion of its rights and obligations under this Agreement shall pay to the Administrative Agent a processing and recordation fee of Cdn. $3,500 with respect to each such assignment in accordance with Section 10(b)(vi) of Schedule A.

11.06 Provisions Operative Between Lenders and Administrative Agent Only

          Except for the provisions of Sections 11.03(2), (3) and (4), Sections 11.05(1), (3) and (6) and the first sentence of Section 11.01(1), the provisions of this Article 11 relating to the rights and obligations of the Lenders and the Administrative Agent inter se will be operative as between the Lenders and the Administrative Agent only, and the Borrower will not have any rights or obligations under or be entitled to rely for any purpose upon such provisions.

ARTICLE 12 - GENERAL

12.01 Addresses, Etc. for Notices

          The addresses and telecopier numbers for the purposes of notices and other communications to the Borrower and the Administrative Agent are set out on the signature pages of this Agreement.

12.02 Governing Law and Submission to Jurisdiction

         Ontario is the Province for the purposes of Sections 11(a) and (b) of Schedule A.

12.03 Judgment Currency

          (1) If for the purpose of obtaining or enforcing judgement against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12.03 referred to as the “Judgment Currency”) an amount due in Canadian Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgement is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 12.03(1)(b) being hereinafter in this Section 12.03 referred to as the “Judgment Conversion Date”).

          (2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.03(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgement or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

          (3) Any amount due from the Borrower under the provisions of Section 12.03(2) will be due as a separate debt and will not be affected by judgement being obtained for any other amounts due under or in respect of this Agreement.

          (4) The term “rate of exchange” in this Section 12.03 means:

(a)	for a conversion of Canadian Dollars to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to Canadian Dollars; or

(b)	if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Administrative Agent at the Agent’s Office at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.

12.04 Survival

          The provisions of Section 9 of Schedule A shall survive the repayment of all Loans and all obligations with respect to Letters of Credit, whether on account of principal, interest or fees, and the termination of this Agreement, unless a specific release of such provisions by the Administrative Agent, on behalf of the Lenders, is delivered to the Borrower.

12.05 Severability

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

12.06 Further Assurances

          Each Obligor, each Lender and the Administrative Agent will promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or of any the agreements provided for hereunder to which it is a party. Each Obligor, at its expense, will promptly execute and deliver to the Administrative Agent, upon request by the Administrative Agent, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of such Obligor hereunder or more fully to state the obligations of such Obligor as set forth herein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

12.07 Amendments and Waivers

          No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Borrower and the Agent for and on behalf of the Lenders or the Required Lenders, as the case may be. No waiver of any breach of any provision of this Agreement and no consent required hereunder will be effective or binding unless made in writing and signed by the party purporting to give the same. Unless otherwise provided, any waiver or consent given hereunder will be limited to the specific breach waived or matter consented to, as the case may be, and may be subject to such conditions as the party giving such waiver or consent considers appropriate.

12.08    Time of the Essence

             Time is of the essence of this Agreement.

[Signature pages follow]

S-1

IN WITNESS WHEREOF the parties have executed this Agreement.

BORROWER:	LINENS ‘N THINGS CANADA CORP.

Address:
111 Richmond Street West	By:	/s/ William T. Giles
Suite 700		Name: William T. Giles
Toronto, Ontario		Title:	Executive Vice President, Chief
M5H 2H5			Financial Officer
Attention: Robert Beattie
Facsimile: (416) 864-9223
	By:	/s/ David J. Dick
		Name:	David J. Dick
		Title:	Vice President

GUARANTOR:	LINENS ‘N THINGS, INC.

Address:
6 Brighton Road	By:	/s/ William T. Giles
Clifton, New Jersey 07015		Name: William T. Giles
U.S.A.		Title:	Executive Vice President, Chief
Financial Officer
Attention: Barbara L. Smith
Facsimile: (973) 249-4330
	By:	/s/ David J. Dick
		Name:	David J. Dick
		Title:	Vice President

ADMINISTRATIVE AGENT	NATIONAL CITY BANK, CANADA BRANCH

Address:
c/o National City Bank, Agent Services	By:	/s/ Caroline Stade
629 Euclid Avenue		Name: Caroline Stade
Locator 01-3028		Title: Vice President
Cleveland, Ohio
44114, USA
	By:	/s/ G. W. Hins
Attention: Jennifer Piechowski		Name: G.W. Hins
Facsimile: (216) 222-0012		Title: Senior Vice President

S-2

LENDERS:		NATIONAL CITY BANK, CANADA BRANCH

Address:
130 King Street West		By:	/s/ Caroline Stade
Suite 2140, Exchange Tower			Name: Caroline Stade
Toronto, Ontario			Title: Vice President
M5X 1E4

Attention:	Caroline Stade	By:	/s/ G. W. Hins
Facsimile:	(416) 361-0085		Name: G.W. Hins
Title: Senior Vice President

BANK OF MONTREAL

Address:
		By:	/s/ Gordon Card
100 King Street West			Name: Gordon Card
11th Floor, First Canadian Place			Title: Director
Toronto, Ontario
M5X 1A1

Attention:	Vice-President, Corporate Finance
Facsimile:	(416) 360-7168

Schedule A

Model Credit Agreement Provisions1

The attached model credit agreement provisions, which have been revised under the direction of the Canadian Bankers’ Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc., form part of this Agreement, except for the footnotes to the model credit agreement provisions and subject to the following variations:

1.   Section 10(b)(iv) is hereby amended by deleting the first two lines thereof and replacing it with the following:

“any assignment must be approved by the Administrative Agent and so long as no Event of Default has occurred and is continuing, the Borrower on behalf of itself and the Guarantor (each such approval not to be unreasonably withheld or delayed) unless:”

2.    Notwithstanding any provision contained in Schedule A, all reference to “Base Rate Loans”, “LIBO Rate” and “LIBO Rate Loans” in Schedule A are inapplicable, and, for greater certainty, Base Rate Loans and LIBO Rate Loans shall not be available to the Borrower under the Credit Facility at any time.

__________________________

1 CBA Amended “Stapled-on” Version of LSTA Model Credit Agreement Provisions dated November 1, 2004

Schedule B

Lenders and Commitments

Lender and Lending Office	Commitment

National City Bank, Canada Branch	Cdn. $20,000,000
130 King Street West
Suite 2140, Exchange Tower
Toronto, Ontario
M5X 1E4
Bank of Montreal	Cdn. $20,000,000
100 King Street West
11th Floor, First Canadian Place
Toronto, Ontario
M5X 1A1

Total	Cdn. $40,000,000

Swingline Lender:	Bank of Montreal
Issuing Bank:	National City Bank, Canada Branch

Schedule 1.01(A)

Compliance Certificate

(Section 9.02(3))

TO:	National City Bank, Canada Branch
c/o National City Bank, Agent Services
629 Euclid Avenue
Locator 01-3028
Cleveland, Ohio
44114, USA
Attention: Jennifer Piechowski
Facsimile: (216) 222-0012

FROM:	Linens ‘N Things Canada Corp.
(the “Borrower”)

DATE:

     The undersigned [name], as the [title] of the Borrower, hereby certifies for and on behalf of the Borrower and not in its personal capacity that:

1.       Purpose

          This Compliance Certificate is delivered to you, as Administrative Agent pursuant to Section 9.02(4) of the credit agreement made as of July 29, 2005 between, inter alia, the Borrower, you, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders, as amended to the date hereof (the “Credit Agreement”). All terms used in this Compliance Certificate that are defined in the Credit Agreement have the same meanings herein.

2.       Representations and Warranties

          All of the representations and warranties of the Borrower set forth in Section 8.01 of the Credit Agreement are true and correct as of the date hereof (except in the case of representations stated to be as of a specific date for any Compliance Certificate delivered after July 29, 2005) with the same force and effect as if made at and as of such date.

3.       Terms, Covenants and Conditions

          All of the terms, covenants and conditions of the Credit Agreement and each of the other Loan Documents to be performed or complied with by the Borrower at or prior to the date hereof have been performed or complied with.

4.       Events of Default and Pending Events of Default

          No Event of Default or Pending Event of Default under the Credit Agreement has occurred and is continuing on the date hereof.

5.       Financial Statements

          Attached hereto as Exhibit 2 are the financial statements of most recent date referred to (as applicable) in Section 10.03(4) of the Credit Agreement.

LINENS ‘N THINGS CANADA CORP.

Per:
Name:
Title:

Per:
Name:
Title:

Schedule 1.01(B)

Conversion Notice

TO:	National City Bank, Canada Branch
c/o National City Bank, Agent Services
629 Euclid Avenue
Locator 01-3028
Cleveland, Ohio
44114, USA
Attention: Jennifer Piechowski
Facsimile: (216) 222-0012

FROM:	Linens ‘N Things Canada Corp.
(the “Borrower”)

DATE:

1.    This Conversion Notice is delivered to you, as Administrative Agent, pursuant to the credit agreement made as of July 29, 2005 between, inter alia, the Borrower, you, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders, as amended to the date hereof (the “Credit Agreement”). All terms used in this Conversion Notice that are defined in the Credit Agreement have the same meanings herein.

2.    The Borrower hereby requests a Conversion under the Credit Facility as follows:

        (a)    Type and amount of each Loan to be converted (check appropriate boxes):

Amount

( )		Prime Rate Loan:	Cdn.$ __________

( )	Bankers’ Acceptances (BA Equivalent Notes):

		Amount	Term in Months	Rollover Amount

	Cdn.$	_______________	_______________	Cdn.$	___________
		_______________	_______________		___________
		_______________	_______________		___________

    (b)    Type and amount of each Loan resulting from Conversion (check appropriate boxes):

Amount

( )		Prime Rate Loan:	Cdn.$ __________

( )	Bankers’ Acceptances (BA Equivalent Notes):

		Amount	Term in Months	Rollover Amount

	Cdn.$	_______________	_______________	Cdn.$	___________
		_______________	_______________		___________
		_______________	_______________		___________

3.    No Default or Event of Default has occurred and is continuing or will have occurred and be continuing on the date of the above Conversion(s), or will result from the above Conversion(s).

LINENS ‘N THINGS CANADA CORP.

By:
Name:
Title:

Schedule 1.01(C)

Drawdown Notice

TO:	National City Bank, Canada Branch
c/o National City Bank, Agent Services
629 Euclid Avenue
Locator 01-3028
Cleveland, Ohio
44114, USA
Attention: Jennifer Piechowski
Facsimile: (216) 222-0012

FROM:	Linens ‘N Things Canada Corp.
(the “Borrower”)

DATE:

1.    This Drawdown Notice is delivered to you, as Administrative Agent, pursuant to the credit agreement made as of July 29, 2005, between, inter alia, the Borrower, you, as  Administrative Agent, and the financial institutions from time to time parties thereto as Lenders, as amended to the date hereof (the “Credit Agreement”). All terms used in this Drawdown Notice that are defined in the Credit Agreement have the same meanings herein.

2.    The Borrower hereby requests the following Loan(s) and Letter(s) of Credit:

    (a)    Drawdown Date: ______________________________

    (b)    Type and Amount of each Loan or Letter of Credit (check appropriate boxes)

Amount

( )		Prime Rate Loan:	Cdn.$ __________

( )	Bankers’ Acceptances (BA Equivalent Notes):

		Amount	Term in Months	Maturity Date

	Cdn.$	_______________	_______________	___________
		_______________	_______________	___________
		_______________	_______________	___________

( )	Letter of Credit:

	Amount	Expiry Date
	Cdn.$: __________	___________________

Total Cdn.$ _______________

3.    Representations and Warranties All of the representations and warranties of the Borrower contained in Section 8.01 of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof, subject to changes thereto:

(a)	given to the Administrative Agent by the Borrower and accepted in writing by the Administrative Agent; and

(b)	expressly contemplated by the terms of the Credit Agreement and disclosed to the Administrative Agent in writing.

4.    All of the conditions precedent to the Loan(s) and Letter(s) of Credit requested hereby that have not been properly waived in writing by or on behalf of the Lenders have been satisfied.

5.    No Default or Event of Default has occurred and is continuing or will have occurred and  be continuing on the Drawdown Date, or will result from the Loan(s) and Letter(s) of Credit requested hereby.

LINENS ‘N THINGS CANADA CORP.

By:
Name:
Title:

Schedule 1.01(E)

Rollover Notice

TO:	National City Bank, Canada Branch
c/o National City Bank, Agent Services
629 Euclid Avenue
Locator 01-3028
Cleveland, Ohio
44114, USA
Attention: Jennifer Piechowski
Facsimile: (216) 222-0012

FROM:	Linens ‘N Things Canada Corp.
(the “Borrower”)

DATE:

1.    This Rollover Notice is delivered to you, as Administrative Agent, pursuant to the credit agreement made as of July 29, 2005, between, inter alia, the Borrower, you, as Administrative Agent, and the financial institutions from time to time parties thereto as Lenders, as amended to the date hereof (the “Credit Agreement”). All capitalized terms used in this Rollover Notice that are defined in the Credit Agreement have the same meanings herein.

2.    The Borrower hereby requests the Rollover of the following Loan(s):

    (a)    Drawdown Date: ______________________________

    (b)    Type and Amount of each Loan or Letter of Credit (check appropriate boxes)

( )	Bankers’ Acceptances (BA Equivalent Notes):

		Amount	Term in Days	Maturity Date

	Cdn.$	_______________	_______________	___________
		_______________	_______________	___________
		_______________	_______________	___________

LINENS ‘N THINGS CANADA CORP.

By:
Name:
Title: